Exhibit 10.15

September 11, 2023

Simrat Randhawa, MD, MBA

Re: Amendment to Offer Letter

Dear Sim:

By way of this letter, Section 5 of your Offer Letter dated January 17, 2022 (the “Offer Letter”) by and between you and Dianthus Therapeutics OpCo, Inc. (f/k/a Dianthus Therapeutics, Inc.) (the “Company”) is hereby amended to and restated in its entirety to read as follows:

“5. Severance Benefits.

(a)
General. If you are subject to a Termination Without Cause, or a Resignation for Good Reason, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.
(b)
Termination Not In Connection With A Change in Control. If you are subject to a Termination Without Cause, or a Resignation for Good Reason outside of the CIC Protection Period (as defined below), then you will be eligible for the following benefits, subject to Section 5(a).
(i)
Salary Continuation. The Company will continue to pay your base salary for a period of nine months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the first payroll date after the effective date (without revocation) of the release, and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 50-day period described in the preceding subsection spans two calendar years, then the payments will in any event begin in the second calendar year.
(ii)
COBRA. If you elect to continue any then-available Company-sponsored health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the

Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the nine-month period following your Separation, (ii) the expiration or termination of continuation coverage available under COBRA, or (iii) the date when you become eligible for health insurance coverage in connection with new employment. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended (the “ACA”), any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.
(c)
Termination In Connection With A Change in Control. If you are subject to a Termination Without Cause, or a Resignation for Good Reason within the CIC Protection Period, then you will be eligible for the following benefits in lieu of the benefits provided under Section 5(b), subject to Section 5(a).
(i)
Salary and Bonus Continuation. For a period of 12 months after your Separation, you will receive severance payments equal to 1.0 times the sum of (A) your base salary at the rate in effect at the time of your Separation and (b) your target annual bonus in effect at the time of your Separation, payable in accordance with the Company’s standard payroll procedures. The salary and bonus continuation payments will commence on the first payroll date after the effective date (without revocation) of the release, and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 50-day period described in the preceding subsection spans two calendar years, then the payments will in any event begin in the second calendar year.
(ii)
COBRA. If you elect to continue any then-available Company-sponsored health insurance coverage under COBRA following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12-month period following your Separation, (ii) the expiration or termination of continuation coverage available under COBRA, or (iii) the date when you become eligible for health insurance coverage in connection with new employment. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Code, the ACA, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

www.dianthustx.com | 7 Times Square, Fl 43, New York, NY 10036

(iii)
Equity Award Acceleration. Unless otherwise set forth in the terms of the applicable award agreement, your outstanding equity and equity-based awards will immediately accelerate and become vested or nonforfeitable on the effective date (without revocation) of the release
(d)
CIC Protection Period. For purposes of this Section 5, “CIC Protection Period” means the period beginning on a Sale Event (as defined in the Amended and Restated Dianthus Therapeutics, Inc. Stock Option and Incentive Plan) and ending on the first anniversary of such Sale Event.
(e)
Section 280G Best After Tax Result. In the event that any payment or benefit received or to be received by you pursuant to the Offer Letter or otherwise (“Payments”) would (i) constitute a "parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5(e), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to Section 409A of the Code, such Payments shall be either (A) provided in full pursuant to the terms of the Offer Letter or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section 5(e), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 5(e)(ii)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from

www.dianthustx.com | 7 Times Square, Fl 43, New York, NY 10036

payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 5(f) hereof shall apply, and the enforcement of Section 5(f) shall be the exclusive remedy to the Company.
(f)
Section 280G Adjustments. If, notwithstanding any reduction described in Section 5(e) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company within one-hundred 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received from the Payments. If the Excise Tax is not eliminated pursuant to this Section 5(f), you shall pay the Excise Tax.

Except as expressly amended hereby, the Offer Letter shall remain in full force and effect in accordance with its terms. This amendment will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law.

www.dianthustx.com | 7 Times Square, Fl 43, New York, NY 10036

Very truly yours,

Dianthus Therapeutics OpCo, Inc.

By: /s/ Marino Garcia

Name: Marino Garcia

Title: President and Chief Executive Officer

I have read and accept this amendment to the Offer Letter:

/s/ Simrat Randhawa

Simrat Randhawa

Dated September 15, 2023

www.dianthustx.com | 7 Times Square, Fl 43, New York, NY 10036